Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

        ZEELAND, MI -- (GLOBE NEWSWIRE - July 24, 2020) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and six months ended June 30, 2020.
2nd Quarter 2020 Summary

•Net Sales decline of 51% quarter over quarter despite a 69% and 62% quarter over quarter decline in light vehicle production in North America and Europe, respectively.
•Severance related costs of $8.8 million recognized during the quarter in order to achieve an estimated $35 million in annualized savings.
•Positive cash flow from operations of $39.2 million despite the significantly lower sales levels.
•Balance Sheet remains strong with total cash and investments of $585 million and debt of only $75 million.

        For the second quarter of 2020, the Company reported net sales of $229.9 million, which was a decline of 51% compared to net sales of $468.7 million in the second quarter of 2019. The impact of the COVID-19 pandemic created extended shutdowns in the automotive industry for much of the quarter in various parts of Asia, Europe, and North America. Global light vehicle production ended the second quarter of 2020 down 45%, when compared to the second quarter of 2019. However, the majority of the light vehicle production declines occurred in Europe, which experienced a 62% quarter over quarter reduction, and in North America, which experienced a 69% quarter over quarter reduction.
"The impact of COVID-19, government enacted shutdowns in certain countries and states, and the resultant economic impact led to the most severe change in demand in a very short period of time that Gentex has ever experienced. In fact, our forecast in early March for the second quarter of 2020 was estimating a 6% growth rate for the Company," said President and CEO Steve Downing. “A deeper dive into the global vehicle production environment provides compelling information about what happened in the quarter. For instance, while the China market expanded by 9% in the second quarter, our historical revenue from China has been less than 10% of sales, so this provided very little help to offset the losses in our primary markets. The Company’s primary markets include North America,

Exhibit 99.1
Europe, Japan and Korea and together these regions were down approximately 59% for the second quarter of 2020. While these production numbers are incredibly sobering, the silver lining is that we are continuing to find ways to significantly outperform our primary underlying markets."
        For the second quarter of 2020, the gross margin was 19.1%, compared to a gross margin of 37.7% for the second quarter of 2019. Gross margin declined on a quarter over quarter basis as a result of the lost sales and manufacturing inefficiencies due to the COVID-19 pandemic and the related shutdowns, severance related costs of $3.9 million, and annual customer price reductions. When adjusted for the expenses related to severance, the Adjusted Gross Margin for the quarter was 20.8%.
         Operating expenses during the second quarter of 2020 increased by 4% to $50.7 million which included severance related costs of $4.9 million. This compared to operating expenses of $48.6 million in the second quarter of 2019. When adjusted for the expenses related to severance, Adjusted Operating Expenses in the second quarter of 2020 were down 6% when compared with operating expenses in the second quarter of 2019, which was primarily driven by reductions in wages and discretionary spending.
 The Company had a loss from operations of $6.7 million for the second quarter of 2020 as compared to income from operations of $127.9 million for the second quarter of 2019. The quarter over quarter reduction in operating income was primarily the result of the lost sales due to the COVID-19 pandemic and the impact this had on gross margins in the second quarter. Adjusted Operating Income was $2.1 million for the second quarter, which reflected adjustments for the impact of severance related costs of $8.8 million in the quarter, of which $3.9 million were in cost of goods sold related areas and $4.9 million were in operating expense related areas.
During the second quarter of 2020, the Company recognized a tax benefit of $1.5 million, compared to a tax expense of $21.3 million during the second quarter of 2019.
The Company had a net loss of $2.4 million for the second quarter of 2020 which compared to net income of $109.0 million in the second quarter of 2019. The reduction in net income was driven by the lost sales due to the COVID-19 pandemic and resultant change in profitability in the second quarter described above. Adjusted Net Income was $4.6 million during the second quarter of 2020, when adjusting for the impact of the severance related costs, net of tax.

Exhibit 99.1
The Company had a loss per diluted share for the second quarter of 2020 of $0.01 which compared to earnings per diluted share of $0.42 for the second quarter of 2019, primarily as a result of the COVID-19 pandemic and the related shutdowns. Adjusted Earnings per Diluted Share were $0.02 per share for the second quarter of 2020, when adjusting for the impact of the severance related costs.
        Automotive net sales in the second quarter of 2020 were $222.1 million, compared with automotive net sales of $456.6 million in the second quarter of 2019. The 51% quarter over quarter decrease in automotive sales was driven primarily by a 51% quarter over quarter decrease in interior auto-dimming mirror unit shipments as a result of the overall 45% decrease in global light vehicle production, and the more severe decreases in Europe and North America, stemming from the COVID-19 pandemic.
 Other net sales in the second quarter of 2020, which includes dimmable aircraft windows and fire protection products, were $7.9 million, a decrease of 35% compared to other net sales of $12.1 million in the second quarter of 2019.
Share Repurchases
The Company did not repurchase any common stock during the quarter as efforts were focused on preservation of capital given the unknown impact of the COVID-19 pandemic on customers and the resultant impact on the Company's operations and financial results. Provided that business begins to return to more normalized levels, the Company will consider the appropriateness of any share repurchases in the second half of 2020. This determination will take into account macroeconomic issues (including the impact of the COVID-19 pandemic), market trends, and other factors that the Company deems appropriate. As of June 30, 2020, the Company has 13.0 million shares remaining available for repurchase under the previously announced share repurchase plan.
Future Estimates
The Company’s current forecast for light vehicle production for the second half and full year 2020 is based on the mid-July 2020 IHS Markit forecast for light vehicle production in North America, Europe, Japan/Korea and China. Based on this information, light vehicle production for the second half and full year 2020 in the Company's primary regions are expected to decline approximately 7% for the second

Exhibit 99.1
half of 2020 and 20% for the full year 2020, when compared to the same periods in 2019, as further detailed below:

Light Vehicle Production (per IHS Markit mid-July light vehicle production forecast)
(in Millions)
Region	2H 2020	2H 2019	% Change	Calendar Year 2020	Calendar Year 2019	% Change
North America	7.74	7.83	(1)%	12.62	16.31	(23)%
Europe	9.05	9.83	(8)%	15.85	21.11	(25)%
Japan and Korea	5.45	6.38	(15)%	10.53	13.11	(20)%
China	12.26	13.15	(7)%	21.52	24.67	(13)%
Total Light Vehicle Production	34.50	37.19	(7)%	60.52	75.20	(20)%

Based on this light vehicle production forecast and the structural changes that the Company has made over the last several months, the Company is providing guidance estimates for the second half of 2020, as opposed to only updating full year guidance. Given the magnitude of changes this year, the Company believes this guidance is a more accurate representation of the new cost structure and financial performance not only for the remainder of 2020, but should also provide better visibility heading into 2021. The Company's current estimate is that net sales for the second half of 2020 will be between $865 and $915 million. The Company is also providing additional updated guidance for the second half of 2020 as shown in the table below:

2020 Guidance
Item	2nd Half 2020 As of July 24, 2020
Net Sales	$865m - $915m
Gross Margin	36% - 37%
Operating Expenses	$88m - $93m
Tax Rate	17% - 19%
Capital Expenditures	$30m - $40m
Depreciation & Amortization	$52m - $55m

Based on uncertainty regarding the COVID-19 pandemic, overall economic conditions globally, vehicle production trends, and consumer demand for vehicles, the Company is withholding revenue guidance for 2021 until better data becomes available. Despite the fact that the Company is withholding guidance for 2021, the Company remains confident in its ability to continue to outperform its primary underlying markets.

Exhibit 99.1
"With the onset of COVID-19, government driven shutdowns, and the obvious change in demand we estimated that we would be facing in the second quarter, the Company began to look at cost optimization concepts very early in the second quarter. This led to the lower estimates for operating expenses, capital expenditures and depreciation and amortization levels that we provided in our first quarter conference call. However, as the quarter progressed, we quickly realized that those changes would not be sufficient given the drastic shift in demand we were experiencing. Our updated estimates for the second half of 2020, from above, represent the planning, idea generation, and fast but thorough execution of many cost containment initiatives we have made to adjust the Company to our new levels of revenue,” said Downing. “Despite the fact that the second half of 2020 revenue will be lower than we were expecting at the beginning of this year, we are optimistic that the forecasted improvements in light vehicle production throughout the second half of the year, in addition to our significant cost initiatives achieved during the second quarter, will allow the Company to return to more normalized gross and operating margins during the second half of the year. Our cost containment efforts were all undertaken with the very clear objective that we need to protect the most critical resources necessary to continue our launch of sold programs and to support the team that leads our research and development as they are imperative to the future growth of the Company. We believe that this strategy of creating cost savings while protecting our future growth opportunities will provide above market returns for our shareholders over the next several years,” concluded Downing.
Non-GAAP Financial Measures
The financial information provided is in accordance with Generally Accepted Accounting Principles ("GAAP"). Still, the Company believes that it is useful to provide non-GAAP: gross profit (Adjusted Gross Profit"), gross margin ("Adjusted Gross Margin"), operating expenses ("Adjusted Operating Expenses"), operating (loss) income ("Adjusted Operating Income"), net (loss) income ("Adjusted Net Income"); and earnings per diluted share ("Adjusted Earnings per Diluted Share") with the adjustments set forth in the "Reconciliation of Non-GAAP Measures" table below. This non-GAAP financial information allows investors to evaluate current performance in the Company's core business in relation to historical performance by excluding the impact of certain COVID-19 related severance expenses.

Exhibit 99.1
Management uses such non-GAAP information internally to help assess performance in the current period versus prior periods in the Company's core business. A reconciliation of the Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings per Diluted Share is provided in the attached "Reconciliation of non-GAAP Measures" table below. Like all non-GAAP financial measures, these non-GAAP measures are intended to supplement, not to replace, GAAP measures. All non-GAAP financial measures are subject to inherent limitations because not all of the expenses required by GAAP are included.
Safe Harbor for Forward-Looking Statements  This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “poised”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions

Exhibit 99.1
thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of COVID-19 (coronavirus) pandemic that has affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by IHS Markit Light Vehicle Production Forecast of July 16, 2020 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
        A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, July 24, 2020. The dial-in number to participate in the call is 844-389-8658, passcode 6134327. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/3gg7fu6k. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
        Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
North American Interior Mirrors	787	2,206	(64)%	2,806	4,433	(37)%
North American Exterior Mirrors	455	1,320	(66)%	1,689	2,549	(34)%
Total North American Mirror Units	1,242	3,526	(65)%	4,495	6,981	(36)%
International Interior Mirrors	2,916	5,339	(45)%	7,948	10,596	(25)%
International Exterior Mirrors	1,102	1,953	(44)%	3,211	3,924	(18)%
Total International Mirror Units	4,018	7,293	(45)%	11,159	14,520	(23)%
Total Interior Mirrors	3,703	7,545	(51)%	10,754	15,028	(28)%
Total Exterior Mirrors	1,557	3,273	(52)%	4,900	6,473	(24)%
Total Auto-Dimming Mirror Units	5,260	10,819	(51)%	15,654	21,501	(27)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Sales	$229,925,556	$468,711,354	$683,687,281	$937,300,351

Cost of Goods Sold	185,980,748	292,173,750	483,154,994	591,118,243
Gross Profit	43,944,808	176,537,604	200,532,287	346,182,108

Engineering, Research & Development	28,992,968	28,359,343	58,608,390	56,448,524
Selling, General & Administrative	21,690,096	20,273,295	43,634,987	40,232,286
Operating Expenses	50,683,064	48,632,638	102,243,377	96,680,810

(Loss) Income from Operations	(6,738,256)	127,904,966	98,288,910	249,501,298

Other Income	2,866,229	2,377,578	5,113,712	5,689,788
(Loss) Income before Income Taxes	(3,872,027)	130,282,544	103,402,622	255,191,086

Provision for Income Taxes	(1,497,994)	21,323,919	16,270,854	41,952,050

Net Income	$(2,374,033)	$108,958,625	$87,131,768	$213,239,036

Earnings Per Share(1)
Basic	$(0.01)	$0.42	$0.35	$0.82
Diluted	$(0.01)	$0.42	$0.35	$0.82
Weighted Average Shares
Basic	241,684,323	255,219,868	243,983,276	256,350,600
Diluted	242,545,795	256,579,621	245,068,656	257,694,885

Cash Dividends Declared per Share	$0.120	$0.115	$0.240	$0.230

(1) Earnings Per Share has been adjusted to exclude the portion of net (loss) income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2020	December 31, 2019
ASSETS
Cash and Cash Equivalents	$343,811,484	$296,321,622
Short-Term Investments	70,015,164	140,384,053
Accounts Receivable, net	170,643,014	235,410,326
Inventories	259,728,189	248,941,855
Other Current Assets	15,128,837	29,319,036
Total Current Assets	859,326,688	950,376,892

Plant and Equipment - Net	485,314,868	498,316,100

Goodwill	309,033,022	307,365,845
Long-Term Investments	171,134,695	139,909,323
Intangible Assets	251,725,000	250,375,000
Patents and Other Assets	24,507,260	22,460,033
Total Other Assets	756,399,977	720,110,201

Total Assets	$2,101,041,533	$2,168,803,193

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$217,631,097	$171,846,800
Other Non-current Liabilities	10,306,855	7,414,424
Deferred Income Taxes	50,496,168	51,454,149
Shareholders' Investment	1,822,607,413	1,938,087,820
Total Liabilities & Shareholders' Investment	$2,101,041,533	$2,168,803,193

Exhibit 99.1
GENTEX CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules.

Non-GAAP Financial Measures: The Company has presented Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, and Adjusted Operating Income as supplemental measures of the Company's performance. Current quarter Adjusted Gross Profit, Adjusted Operating Expenses, and Adjusted Operating Income exclude certain severance related costs set forth in the table below. Current quarter Adjusted Gross Margin is defined as Adjusted Gross Profit divided by Net Sales.

	(Unaudited)
	Three Months Ended June 30,
	2020	2019

Gross Profit - GAAP	$43,944,808	$176,537,604
Severance Related Costs	3,927,906	—
Adjusted Gross Profit - (Non-GAAP)	$47,872,714	$176,537,604

Gross Margin - GAAP	19.1%	37.7%
Adjusted Gross Margin - (Non-GAAP)	20.8%	37.7%

Operating Expenses - GAAP	$50,683,064	$48,632,638
Less: Severance Related Costs	(4,905,449)	—
Adjusted Operating Expenses - (Non-GAAP)	$45,777,615	$48,632,638

Operating (Loss) Income - GAAP	$(6,738,256)	$127,904,966
Severance Related Costs - Overhead	3,927,906	—
Severance Related Costs - Operating	4,905,449	—
Adjusted Operating Income - (Non-GAAP)	$2,095,099	$127,904,966

Exhibit 99.1

Adjusted Net Income and Adjusted Earnings per Diluted Share: Adjusted Net Income and Adjusted Earnings per Diluted Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net (Loss) Income adjusted for severance related costs during the second quarter of 2020. Adjusted Earnings per Diluted Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

	(Unaudited)
	Three Months Ended June 30,
	2020	2019

Net (Loss) Income - GAAP	$(2,374,033)	$108,958,625
Severance related costs	8,833,355	—
Tax Impact of Adjusting Items (at effective tax rate of 21% in each period)	(1,855,005)	—
Adjusted Net Income (Loss) - (Non-GAAP)	$4,604,317	$108,958,625

Adjusted Earnings Per Share(1):
Basic	$0.02	$0.42
Diluted	0.02	0.42

Weighted Average Shares
Basic	241,684,323	255,219,868
Diluted	242,545,795	256,579,622

(1) Adjusted Earnings Per Share for the three months ended June 30, 2019 has been adjusted to exclude the portion of net (loss) income allocated to participating securities as a result of share-based payment awards.